WCA Waste Corporation
Reconciliation of Non GAAP Financial Measures

Six
Months
Ended
June 30,
2004
(a) Adjusted results from continuing operations to exclude stock-based compensation charge
Operating income (loss)	$(6,959)
Stock-based compensation charge	11,532
Adjusted operating income	4,573

Other income (expense):
Interest expense, net	(2,528)
Other	98

(2,430)

Adjusted income from continuing operations before income taxes and cumulative effect of change in accounting principle	2,143
Adjusted Income tax provision	(851)

Adjusted income from continuing operations before cumulative effect of change in accounting principle	$1,292

PER SHARE DATA (Basic and diluted):
Adjusted income from continuing operations before cumulative effect of change in accounting principle excluding the effect of stock- based compensation	$0.16

(b) Adjusted operating income before depreciation, amortization and accretion
Operating income (loss)	$(6,959)
Stock-based compensation charge	11,532
Plus: Depreciation and amortization	4,011
Plus: Accretion expense	128

Adjusted operating income before depreciation, amortization and accretion	$8,712

In addition to disclosing financial results in accordance with generally accepted accounting principles (GAAP), the Company also discloses (a) Adjusted results from continuing operations to exclude stock-based compensation charges and (b) Adjusted operating income before stock-based compensation charge, depreciation, amortization and accretion, both of which are non-GAAP measures.

(a)	The Company recorded a $11.5 million one-time expense, ($7.5 million net of a tax benefit) as a result of our pre-IPO reorganization whereby substantially all of the Company’s outstanding options and warrants were exchanged for common stock of the Company.

(b)	Adjusted Operating Income before depreciation, amortization and accretion excludes the stock-based compensation charge and non-cash charges for depreciation, amortization and accretion.

While these measures are not calculated or presented in accordance with GAAP, we believe that these supplemental financial measures are useful in determining:

—	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
—	the ability of our assets to generate cash sufficient to pay interest on our credit facilities;
—	the operating results without regard to a one-time charge associated with an internal reorganization preceding our IPO;
—	our operating performance and return on invested capital as compared to those of other companies in the non-hazardous solid waste management business, without regard to financing methods and capital structure; and
—	our compliance with certain financial covenants included in our debt agreements.

Management uses adjusted operating income before depreciation, amortization and accretion to evaluate the operations of its geographic operating areas. Furthermore, we believe this information is helpful in evaluating similar companies with differing capital structures. While depreciation, amortization and accretion are operating costs under GAAP, we believe these expenses primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Additionally, while stock-based compensation is an operating expense under GAAP, the stock-based compensation charge that we have reflected during the second quarter represents the impact of a one-time conversion of outstanding options and warrants in connection with a pre-IPO reorganization. These measures should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. The measures above exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, the measures above may not be comparable to similarly titled measures of other companies.